Exhibit 99.1

Press Release	For Immediate Release

Date: April 26, 2022

GLEN BURNIE BANCORP ANNOUNCES

FIRST QUARTER 2022 RESULTS

GLEN BURNIE, MD (April 26, 2022) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), today reported results for the first quarter ended March 31, 2022. Net income for the first quarter was $0.23 million, or $0.08 per basic and diluted common share, as compared to $0.59 million, or $0.21 per basic and diluted common share for the three-month period ended March 31, 2021. On March 31, 2022, Bancorp had total assets of $437.4 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 119th consecutive quarterly dividend on May 9, 2022.

“We reported solid earnings, strong credit quality metrics, and robust capital ratios for the first quarter of 2022 as we continue to invest in building out the foundation for prudent future growth,” said John D. Long, President and Chief Executive Officer. “With the forward yield curve expectation of rising interest rates, we anticipate realizing more of the benefit of our deposit franchise. New business pipelines remain solid, and our balance sheet is positioned to benefit the Company in a rising rate environment. Asset quality remains strong as we continue to experience net recoveries of previously charged off loans. Our balance sheet remains strong, as well, which will allow us to grow loans and give our investments the flexibility to weather market volatility.

“Our residential mortgage and commercial pipelines have begun to normalize back to pre-pandemic levels, and we are cautiously optimistic that the business environment will remain favorable despite the headwinds of high inflation, rising interest rates, and geo-political tensions. We remain focused on maintaining rigorous underwriting standards and driving profitable growth across our markets while continuing to provide outstanding customer service. We are determined to deploy our excess liquidity responsibly to maximize our earning potential while recognizing the challenges of the shifting economic cycle. As interest rates increase and our balance sheet mix shifts from cash to higher yielding assets, we expect our core net interest margin to grow.”

Commenting on the first quarter results, Mr. Long continued, “In a period of market volatility, we believe that we delivered another quarter of strong performance. A devaluation of the investment portfolio, resulting in a higher level of unrealized losses, had a negative impact on our stockholders’ equity. Furthermore, the changes in investment gains and losses impact capital on an ongoing basis and were adversely impacted by the dramatic increase in market interest rates during the first quarter of 2022.”

In closing, Mr. Long added, “In these very unusual times, our strength and resolve enable us to take exceptional care of our customers, employees, and communities. Based on our capital levels, conservative underwriting policies, on- and off-balance sheet liquidity, strong loan diversification, and current economic conditions within the markets we serve, management expects to navigate the uncertainties and remain well-capitalized.”

Highlights for the First Three Months of 2022

Net interest income declined $196,000, or 6.81% to $2.7 million on March 31, 2022, as compared to $2.9 million during the prior-year first quarter. The decline was driven by the repricing impact on earning asset yields resulting from the change in asset mix from higher yielding loans to lower yielding investment securities, and the investment of excess liquidity derived from strong deposit growth. Partially offsetting the lower earning asset yields, the cost of funds improved 8 basis points to 0.23%, reflecting an improved funding mix. The decline in net interest income as a result of these factors was intensified by the Company’s decision to maintain significantly higher levels of excess balance sheet liquidity during the first quarter of 2022.

Because of minimal charge-offs, recoveries on previously charged off loans, reduction in the Company’s loan portfolio, and strong credit discipline, the Company was able to continue to release portions of its allowance for credit losses on loans in the first quarter of 2022. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 16.15% on March 31, 2022, as compared to 14.54% for the same period of 2021, will provide ample capacity for future growth.

Return on average assets for the three-month period ended March 31, 2022, was 0.21%, as compared to 0.58% for the three-month period ended March 31, 2021. Return on average equity for the three-month period ended March 31, 2022, was 2.74%, as compared to 6.68% for the three-month period ended March 31, 2021. Lower net income and higher average asset balances primarily drove the lower return on average assets, while lower net income, partially offset by a lower average equity balance, primarily drove the lower return on average equity.

On March 31, 2022, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 15.33% on March 31, 2022, as compared to 15.32% on December 31, 2021. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $437.4 million on March 31, 2022, a decrease of $4.7 million or 1.05%, from $442.1 million on December 31, 2021. Investment securities were $147.4 million on March 31, 2022, a decrease of $8.5 million or 5.49%, from $155.9 million on December 31, 2021. Loans, net of deferred fees and costs, were $204.3 million on March 31, 2022, a decrease of $6.1 million or 2.92%, from $210.4 million on December 31, 2021. Cash and cash equivalents increased $6.7 million or 10.71%, from December 31, 2021, to March 31, 2022. Deferred tax assets increased $3.2 million or 333.93%, from December 31, 2021, to March 31, 2022.

Total deposits were $387.8 million on March 31, 2022, an increase of $4.5 million or 1.18%, from $383.2 million on December 31, 2021. Noninterest-bearing deposits were $155.0 million on March 31, 2022, a decrease of $0.6 million or 0.38%, from $155.6 million on December 31, 2021. Interest-bearing deposits were $232.7 million on March 31, 2022, an increase of $5.1 million or 2.25%, from $227.6 million on December 31, 2021. Total borrowings were $20.0 million on March 31, 2022, unchanged from December 31, 2021.

As of March 31, 2022, total stockholders’ equity was $27.3 million (6.24% of total assets), equivalent to a book value of $9.55 per common share. Total stockholders’ equity on December 31, 2021, was $35.7 million (8.08% of total assets), equivalent to a book value of $12.51 per common share. The reduction in the ratio of stockholders’ equity to total assets was due to lower asset balances, along with decreases to equity from the decline in market value of the Company’s available-for-sale securities portfolio. Included in stockholders’ equity on March 31, 2022, and December 31, 2021, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities and derivative contracts totaling $9.3 million and $0.9 million, respectively. This decrease in unrealized losses primarily resulted from increasing market interest rates during the first quarter of 2022, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, has remained sound and reflected no pandemic-related impact on March 31, 2022. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 0.05% of total assets on March 31, 2022, as compared to 0.02% on December 31, 2021, demonstrating positive asset quality trends across the portfolio. The allowance for credit losses on loans was $2.4 million, or 1.17% of total loans, as of March 31, 2022, as compared to $2.5 million, or 1.17% of total loans, as of December 31, 2021. The allowance for credit losses for unfunded commitments was $354,000 as of March 31, 2022, as compared to $371,000 as of December 31, 2021. Net recoveries of previously charged off loans were $11,000 for the quarter ended March 31, 2022, as compared to net recoveries of $62,000 for the quarter ended December 31, 2021.

Review of Financial Results

For the three-month periods ended March 31, 2022, and 2021

Net income for the three-month period ended March 31, 2022, was $0.23 million, as compared to $0.59 million for the three-month period ended March 31, 2021. The decrease was predominantly driven by a decrease of $0.3 million in the release of allowance for credit losses on loans and a decrease of $0.2 million in net interest income.

Net interest income for the three-month period ended March 31, 2022, totaled $2.7 million, as compared to $2.9 million for the three-month period ended March 31, 2021. Average earning-asset balances were $429 million on March 31, 2022, as compared to $399 million during the prior-year first quarter. Although deposit driven excess liquidity fueled average interest-earning asset growth, competitive loan origination pressures as well as a low interest rate environment drove the decrease in average interest-earning asset yields.

Net interest margin for the three-month period ended March 31, 2022, was 2.54%, as compared to 2.93% for the same period of 2021, a decrease of 0.39%. Higher average balances combined with lower yields on interest-earning assets, and lower cost of funds on interest-bearing liabilities and higher noninterest-bearing deposits were the primary drivers of the results. The average balance on interest-earning assets increased $30 million while the yield decreased 0.41%. The cost of funds decreased 0.08% from 0.31% to 0.23%. While the strong deposit inflows are creating excess liquidity in the short-term that impacts net interest margin, the Company believes it is well positioned to generate higher revenue in the future as these funds are redeployed into higher yielding earning assets.

The release of allowance for loan losses on loans for the three-month period ended March 31, 2022, was $100,000, as compared to a release of $404,000 for the same period of 2021. The decrease for the three-month period ended March 31, 2022, when compared to the three-month period ended March 31, 2021, primarily reflects a $42.1 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and a $160,000 decrease in net charge offs.

Noninterest income for the three-month period ended March 31, 2022, was $254,000, as compared to $247,000 for the three-month period ended March 31, 2021.

For the three-month period ended March 31, 2022, noninterest expense was $2.78 million, as compared to $2.83 million for the three-month period ended March 31, 2021. The primary contributors to the $0.05 million decrease, when compared to the three-month period ended March 31, 2021, were decreases in salary and employee benefits, data processing and item processing services, FDIC insurance costs, loan collection costs, and telephone costs, offset by increases in occupancy and equipment expenses, and legal, accounting, and other professional fees.

For the three-month period ended March 31, 2022, income tax expense was $21,000, as compared with $106,000 for the same period a year earlier. The effective tax rate was 9.76%, compared with 15.20% for the same period a year ago.

# # #

Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the Company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	March 31,	December 31,
	2022	2021	2021
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,071	$2,130	$2,111
Interest-bearing deposits in other financial institutions	66,769	38,344	60,070
Total Cash and Cash Equivalents	68,840	40,474	62,181

Investment securities available for sale, at fair value	147,371	134,897	155,927
Restricted equity securities, at cost	1,074	1,062	1,062

Loans, net of deferred fees and costs	204,252	246,853	210,392
Less:Allowance for credit losses(1)	(2,380)	(2,921)	(2,470)
Loans, net	201,872	243,932	207,922

Real estate acquired through foreclosure	-	575	-
Premises and equipment, net	3,492	3,793	3,564
Bank owned life insurance	8,375	8,219	8,338
Deferred tax assets, net	4,148	1,646	956
Accrued interest receivable	1,124	1,277	1,085
Accrued taxes receivable	280	75	301
Prepaid expenses	513	410	347
Other assets	356	364	383
Total Assets	$437,445	$436,724	$442,066

LIABILITIES
Noninterest-bearing deposits	$155,027	$147,822	$155,624
Interest-bearing deposits	232,747	221,101	227,623
Total Deposits	387,774	368,923	383,247

Short-term borrowings	10,000	31,244	10,000
Long-term borrowings	10,000	-	10,000
Defined pension liability	311	290	304
Accrued expenses and other liabilities	2,080	2,792	2,799
Total Liabilities	410,165	403,249	406,350

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares,issued and outstanding 2,856,257, 2,845,104, and 2,853,880 shares as of March31, 2022,March31, 2021, and December31, 2021, respectively.	2,856	2,845	2,854
Additional paid-in capital	10,784	10,670	10,759
Retained earnings	22,922	21,909	22,977
Accumulated other comprehensive loss	(9,282)	(1,949)	(874)
Total Stockholders' Equity	27,280	33,475	35,716
Total Liabilities and Stockholders' Equity	$437,445	$436,724	$442,066

(1)  Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”).  Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Interest income
Interest and fees on loans	$2,168	$2,637
Interest and dividends on securities	698	505
Interest on deposits with banks and federal funds sold	50	19
Total Interest Income	2,916	3,161

Interest expense
Interest on deposits	124	168
Interest on short-term borrowings	102	116
Interest on long-term borrowings	8	-
Total Interest Expense	234	284

Net Interest Income	2,682	2,877
Release of credit loss provision	(100)	(404)
Net interest income after release of credit loss provision	2,782	3,281

Noninterest income
Service charges on deposit accounts	42	40
Other fees and commissions	174	169
Income on life insurance	38	38
Total Noninterest Income	254	247

Noninterest expenses
Salary and employee benefits	1,620	1,630
Occupancy and equipment expenses	331	302
Legal, accounting and other professional fees	324	213
Data processing and item processing services	226	257
FDIC insurance costs	26	42
Advertising and marketing related expenses	22	22
Loan collection costs	(75)	6
Telephone costs	44	77
Other expenses	266	279
Total Noninterest Expenses	2,784	2,828

Income before income taxes	252	700
Income tax expense	21	106

Net income	$231	$594

Basic and diluted net income per common share	$0.08	$0.21

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the three months ended March 31, 2022 and 2021

(dollars in thousands)

(unaudited)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	594	-	594
Cash dividends, $0.10 per share	-	-	(284)	-	(284)
Dividends reinvested under dividend reinvestment plan	3	30		-	33
Transition adjustment pursuant to adoption of ASU 2016-3			(1,472)		(1,472)
Other comprehensive loss	-	-	-	(2,489)	(2,489)
Balance, March 31, 2021	$2,845	$10,670	$21,909	$(1,949)	$33,475

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income/(Loss)	Equity
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

Net income	-	-	231	-	231
Cash dividends, $0.10 per share	-	-	(286)	-	(286)
Dividends reinvested under dividend reinvestment plan	2	25	-	-	27
Other comprehensive loss	-	-	-	(8,408)	(8,408)
Balance, March 31, 2022	$2,856	$10,784	$22,922	$(9,282)	$27,280

THE BANK OF GLEN BURNIE
CAPITAL RATIOS
(dollars in thousands)
(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2022:
Common Equity Tier 1 Capital	$37,201	15.33%	$10,923	4.50%	$15,778	6.50%
Total Risk-Based Capital	$39,199	16.15%	$19,419	8.00%	$24,273	10.00%
Tier 1 Risk-Based Capital	$37,201	15.33%	$14,564	6.00%	$19,419	8.00%
Tier 1 Leverage	$37,201	8.42%	$17,663	4.00%	$22,079	5.00%

As of December 31, 2021:
Common Equity Tier 1 Capital	$37,592	15.32%	$11,044	4.50%	$15,952	6.50%
Total Risk-Based Capital	$39,329	16.03%	$19,634	8.00%	$24,542	10.00%
Tier 1 Risk-Based Capital	$37,592	15.32%	$14,725	6.00%	$19,634	8.00%
Tier 1 Leverage	$37,592	8.40%	$17,910	4.00%	$22,388	5.00%

As of March 31, 2021:
Common Equity Tier 1 Capital	$36,425	13.68%	$11,982	4.50%	$17,307	6.50%
Total Risk-Based Capital	$38,720	14.54%	$21,302	8.00%	$26,627	10.00%
Tier 1 Risk-Based Capital	$36,425	13.68%	$15,976	6.00%	$21,302	8.00%
Tier 1 Leverage	$36,425	8.99%	$16,206	4.00%	$20,257	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY
SELECTED FINANCIAL DATA
(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
	2022	2021	2021	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$437,445	$442,066	$436,724	$442,066
Investment securities	147,371	155,927	134,897	155,927
Loans, (net of deferred fees & costs)	204,252	210,392	246,853	210,392
Allowance for loan losses	2,380	2,470	2,921	2,470
Deposits	387,774	383,247	368,923	383,247
Borrowings	20,000	20,000	31,244	20,000
Stockholders' equity	27,280	35,716	33,475	35,716
Net income	231	555	594	2,516

Average Balances
Assets	$441,472	$447,261	$414,801	$431,169
Investment securities	155,599	151,919	118,606	145,496
Loans, (net of deferred fees & costs)	207,321	217,347	248,920	233,956
Deposits	384,776	388,168	355,538	371,958
Borrowings	20,002	20,000	20,564	20,309
Stockholders' equity	34,119	36,254	36,072	36,010

Performance Ratios
Annualized return on average assets	0.21%	0.49%	0.58%	0.58%
Annualized return on average equity	2.74%	6.07%	6.68%	6.99%
Net interest margin	2.54%	2.95%	2.93%	3.00%
Dividend payout ratio	124%	51%	48%	45%
Book value per share	$9.55	$12.51	$11.77	$12.51
Basic and diluted net income per share	0.08	0.19	0.21	0.88
Cash dividends declared per share	0.10	0.10	0.10	0.40
Basic and diluted weighted average shares outstanding	2,855,253	2,852,689	2,843,775	2,848,465

Asset Quality Ratios
Allowance for loan losses to loans	1.17%	1.17%	1.18%	1.17%
Nonperforming loans to avg. loans	0.10%	0.16%	1.79%	0.15%
Allowance for loan losses to nonaccrual & 90+ past due loans	1103.7%	703.7%	65.5%	703.7%
Net charge-offs annualize to avg. loans	-0.02%	-0.11%	-0.44%	-0.17%

Capital Ratios
Common Equity Tier 1 Capital	15.33%	15.32%	13.68%	15.32%
Tier 1 Risk-based Capital Ratio	15.33%	15.32%	13.68%	15.32%
Leverage Ratio	8.42%	8.40%	8.99%	8.40%
Total Risk-Based Capital Ratio	16.15%	16.03%	14.54%	16.03%